Item 77K

Change in Registrant’s Certifying Accountant

On February 15, 2011, the Audit Committee of the Board of Trustees of the WesMark Funds (the “Trust”) appointed Cohen Fund Audit Services, Ltd. as the Trust’s independent registered public accounting firm for fiscal year ending December 31, 2011. The Trust’s previous independent registered accounting firm was Tait, Weller & Baker LLP (“Tait Weller”). The previous reports issued by Tait Weller on the Trust’s financial statements for the fiscal year ended January 31, 2009, fiscal period ended December 31, 2009 and fiscal year ended December 31, 2010 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During each fiscal period end referred to above and the interim period January 1, 2011 through March 10, 2011 (i) there were no disagreements with Tait Weller on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Tait Weller, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Trust’s financial statements for such years; and (ii) there were no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

As indicated above, the Trust has appointed Cohen Fund Audit Services, Ltd. as the independent registered public accounting firm to audit the Trust’s financial statements for the fiscal year ending December 31, 2011. During the Trust’s fiscal year ended January 31, 2009, fiscal period ended December 31, 2009, fiscal year ended December 31, 2010 and the interim period commencing January 1, 2011 and ending March 10, 2011, neither the Trust nor anyone on its behalf has consulted Cohen Fund Audit Services, Ltd. on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trust’s financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).